Preliminary Offering Circular

September 23, 2016

Subject to Completion

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

DatChat, Inc.

65 Church Street, 2nd Floor

New Brunswick, NJ 08901

Telephone: (732) 354-4766

$50,000 Minimum Offering Amount (25,000 Shares of Common Stock)

$50,000,000 Maximum Offering Amount (25,000,000 Shares of Common Stock)

We are offering a minimum of $50,000 and a maximum of $50,000,000 of our Common Stock (“Common Stock”). The offering will consist of a minimum of 25,000 and a maximum of 25,000,000 shares of Common Stock at an offering price of $2.00 per share (the “Offered Shares”). If we have not received and accepted subscriptions for the minimum number of Offered Shares at the end of the one hundred fiftieth (150) day following qualification of the offering statement of which this offering circular is a part, subject to the Company’s ability to extend the offering for an additional thirty (30) days (the “Extension Period”), this offering will terminate. If we have received and accepted subscriptions for the minimum number of Offered Shares on or before the end of the one hundred fiftieth (150) day following qualification, or the end of the Extension Period, if exercised, then the Company will close on the minimum offering amount (the “Initial Closing”) and this offering will continue and terminate on (i) the date which is one hundred fifty (150) days after the Initial Closing or (ii) the date on which the maximum offering amount is sold.

If, on the date of the Initial Closing we have sold less than the maximum Offered Shares, then we will hold one or more additional closings for additional sales (each, an “Additional Closing”), up to the maximum number of Offered Shares until such time as the Offering is terminated. The Company will consider various factors in determining the timing of any Additional Closings, including amount of proceeds received at the Initial Closing, the level of additional valid subscriptions received after the Initial Closing, and the eligibility of additional investors under applicable laws. For the Initial Closing and each subsequent Additional Closing, proceeds for such closing will be kept in an escrow account maintained by FundAmerica, LLC. Upon each closing, the proceeds collected for such closing will be disbursed to the Company and the Offered Shares for such closing will be issued to investors. If the offering does not close for any reason, the proceeds for the offering in the escrow account will be promptly returned to investors without deduction and generally without interest. FundAmerica, LLC will serve as the escrow agent and will retain 0.25% of funds reconciled and processed as partial compensation for serving as escrow agent. The minimum purchase requirement per investor is 250 Offered Shares ($500); however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion.

	Number of Shares	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Issuer (2)
Per Share:	1	$2.00	$0.00	$2.00
Total Minimum:	25,000	$50,000	$0.00	$50,000
Total Maximum:	25,000,000	$50,000,000	$0.00	$41,760,500	(3)

(1)	We do not intend to use commissioned sales agents or underwriters.
(2)	Does not include expenses of the offering, including, but not limited to, legal, accounting, printing, marketing, blue sky compliance, transfer agent, and escrow fees.
(3)	Assumes all shares sold by selling shareholders hereunder for which the Company will not receive proceeds.

The date of this Offering Circular is September 23, 2016

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in the Offered Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the RISK FACTORS beginning on page 3.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. HOWEVER, THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

THIS OFFERING CIRCULAR CONTAINS ALL OF THE REPRESENTATIONS BY THE COMPANY CONCERNING THIS OFFERING, AND NO PERSON SHALL MAKE DIFFERENT OR BROADER STATEMENTS THAN THOSE CONTAINED HEREIN. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR.

This Offering Circular is following the offering circular format described in Part II of Form 1-A.

OFFERING SUMMARY

The following summary highlights selected information contained in this Offering Circular.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this Offering Circular, including, but not limited to, the risk factors beginning on page 3. References to “we,” “us,” “our,” or the “company” means DatChat, Inc.

Our Company

DatChat, Inc., a Nevada Corporation (“DatChat” or the “Company”), is a designer and developer of a mobile-based messaging application (the “DatChat Messenger”). Utilizing patent pending technology, DatChat Messenger provides fast, safe, and easy messaging for its users with an emphasis on their privacy and security.

This Offering

Securities offered	Minimum of 25,000 shares of Common Stock ($50,000) Maximum of 25,000,000 shares of Common Stock ($50,000,000)

Common Stock outstanding before the offering	18,844,750 shares

Common Stock outstanding after the offering	Minimum of 18,869,750 shares of Common Stock (1) Maximum of 39,725,000 shares of Common Stock (2)

Use of proceeds	The net proceeds of this offering will be used primarily for further development of DatChat Messenger, development of new technology and marketing.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this Offering Circular.

(1) Assumes the sale of 25,000 shares.

(2) Assumes the sale of 25,000,000 shares, including the sale of shares by existing shareholders as more fully described herein.

1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for dividends, cash flows, liquidity and prospects include, but are not limited to, the factors referenced in this Offering Circular, including those set forth below.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Offering Circular. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Offering Circular. The matters summarized below and elsewhere in this Offering Circular could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this Offering Circular, whether as a result of new information, future events or otherwise.

2

RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment.  DatChat was formed in 2014 and there has been a limited amount of downloads of DatChat Messenger. To date, we have no revenues. Since inception through June 30, 2016 we have recorded net accumulated losses totaling $834,090. We intend, in the long term, to derive revenues from advertisement sales, technology licensing, and other forms of revenue. DatChat Messenger is available for download on certain mobile platforms and we are developing compatibility on with other platforms. We also continue to develop and refine functions of DatChat Messenger.

We may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have a fully developed application available for download, DatChat Messenger, we may need to develop various new technologies, products and product features and to remain competitive. Due to the risks inherent in developing new products and technologies — limited financing, loss of key personnel, and other factors — we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future.  Your rights and the value of your investment in the Common Stock could be reduced.  Interest on debt securities could increase costs and negatively impacts operating results.  Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital.  The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock.  In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.  Shares of Common Stock that we sell could be sold into any market which develops, which could adversely affect the market price.

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our success depends on the diligence, experience and skill of our Board of Directors (the “Board”) and officers, especially Mr. Darin Myman, our Chief Executive Officer and Chairman. The loss of Mr. Myman, any future director, or any other key person could harm our business, financial condition, cash flow, and results of operations. Any such event would likely result in a material adverse effect on your investment.

We may face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

We are entering into the mobile application industry, specifically the mobile messaging market, which is already saturated with established companies. Many of these companies, including Apple Inc. (“Apple”), Google (Alphabet Inc.), and Facebook, Inc., already have an established market in our industry. Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.

We do not offer any services other than DatChat Messenger, and we must establish our customer base. If we are unable to convince users to switch to DatChat Messenger for mobile messaging, or use DatChat Messenger in addition to other mobile messaging applications, our operations may be materially affected or cease altogether.

3

DatChat Messenger is based on new and unproved technologies and is subject to the risks of failure inherent in the development of new products and services.

Because DatChat Messenger is based on certain new technologies, it is subject to risks of failure that are particular to new technologies, including the possibility that:

-	DatChat Messenger will not gain market acceptance;
-	proprietary rights of third parties may preclude us from marketing a new product or service;
-	DatChat Messenger may not receive the exposure required to obtain new users; or
-	third parties may market superior products or services.

Major network failures could have an adverse effect on our business.

Our technology infrastructure is critical to the performance of DatChat Messenger and customer satisfaction. DatChat Messenger runs on a complex distributed system, or what is commonly known as cloud computing. Some elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. If we experience significant service interruptions, which could require significant resources to resolve, it could result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to maintain a good relationship with the markets where DatChat Messenger is distributed, our business will suffer.

Apple’s “App Store” is the primary distribution, marketing, promotion and payment platform for DatChat Messenger. Any deterioration in our relationship with Apple or any application market place we utilize in the future would harm our business and adversely affect the value of our stock.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of mobile applications on its platform. Our business would be harmed if:

-	Apple discontinues or limits access to its platform by us and other application developers;
-	Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Apple changes how the personal information of its users is made available to application developers on their respective platforms or shared by users;
-	Apple establishes more favorable relationships with one or more of our competitors;
-	Apple limits our access to its application market place because DatChat Messenger provides mobile messaging services similar to Apple; or
-	Apple makes changes in its operating system or development platform that are incompatible with our technology.

4

We have benefited from Apple’s strong brand recognition and large user base. If Apple loses its market position or otherwise falls out of favor with mobile users, we would need to identify alternative channels for marketing, promoting and distributing DatChat Messenger, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change their terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Any such changes in the future could significantly alter how DatChat Messenger users experience or interact within it, which may harm our business.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in the mobile application market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We plan to rely primarily on copyright, service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. We have also filed an application to register a patent. However, we cannot provide any assurance that this application or any future application will ultimately result in an issued patent or, if issued, that it will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of mobile applications, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to mobile applications covering issues such as:

-	user privacy;
-	taxation;
-	right to access personal data;
-	copyrights;
-	distribution; and
-	characteristics and quality of services

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to mobile applications is uncertain. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our applications, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the mobile industry, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

5

The mobile application industry is subject to rapid technological change and, to compete, we must continually enhance DatChat Messenger.

We must continue to enhance and improve the performance, functionality and reliability of DatChat Messenger. The mobile application industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our product and services obsolete. We have discovered that some of our customers’ desire additional performance and functionality not currently offered by DatChat Messenger or by the underlying technology. Our success will depend, in part, on our ability to both internally develop leading technologies to enhance our application, develop new mobile applications and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to create revenue and expand our business.

Defects in DatChat Messenger and the technology powering it may adversely affect our business.

Tools, code, subroutines and processes contained within DatChat Messenger may contain defects not yet discovered or contained in updates and new versions. Our introduction of new mobile applications or updates and new versions with defects or quality problems may result in adverse publicity, reduced downloads and use, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

Risks Related to the Investment in our Common Stock

Our Chief Executive Officer has sufficient voting power to control the vote on substantially all corporate matters.

On September 22, 2016, DatChat issued Darin Myman, DatChat’s Chief Executive Officer, one (1) share of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred”). Each share of the Series A Preferred has voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series A Preferred shall be equal to 5,204,082 (e.g. (5,000,000 / 0.49) – 5,000,000 = 5,204,082).  At September 22, 2016, voting rights of 19,613,924 shares were associated with Series A Preferred and are included as part of the beneficial ownership calculation.

This concentration of voting equity, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Common Stock.  In addition, Mr. Myman is in a position to impede transactions that may be desirable for other stockholders.  Mr. Myman’s majority voting equity, for example, could make it more difficult for anyone to take control of us. Mr. Myman may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained.  If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained.  If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price.  Even if a public market does develop, the market price could decline below the amount you paid for your shares.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for Offered Shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Offered Shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board has determined the offering price in its sole discretion. The fixed offering price for our Offered Shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our Offered Shares may not be supported by the current value of our Company or our assets at any particular time.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stock holders will receive a distribution in such a case.

6

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the as adjusted net tangible book value per share of our capital stock after this offering.  Our net tangible book value as of June 30, 2016 was $142,591, or $0.007592 per share of outstanding common stock.  Without giving effect to any changes in the net tangible book value after June 30, 2016 other than the sale of 25,000,000 shares in this offering at the initial public offering price of $2.00 per share, our pro forma net tangible book value as of December 31, 2015 was $41,903,090 or $1.05 per share of outstanding capital stock.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards.  This represents an immediate increase of $1.0424 per share of capital stock to existing shareholders and an immediate dilution of $.86 per share of common stock to the new investors, or approximately 43% of the assumed initial public offering price of $2.00 per share.  The following table illustrates this per share dilution:

	Minimum Offer	Maximum Offering
Initial Price to Public	$50,000	$41,760,500
Proforma Net Tangible book value as of December 31, 2015	$192,591	$41,903,090
Increase in net tangible book value per share attributable to new investors	$.0024	$1.0424
As adjusted net tangible book value per share after this offering	$.01	$1.05
Dilution in net tangible book value per share to new investors	$1.99	$0.95

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on both a minimum and maximum offering basis:

Minimum Offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Founders	14,675,000	77.8. %	$1,467	3.5%	$0.0001
Existing Shareholders	4,169,750	22.1%	667,160	93.6%	$0.16
New investors	25,000	0.1%	44,000	2.9%	$1.76
Total	18,869,750	100%	$712,627	100%	$1.25

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Founders	14,675,000	36.9. %	$1,467.50	0.1%	$0.0001
Existing Shareholders	4,169,750	10.5%	667,160	1.5%	$0.16
New investors	20,880,250	52.6%	41,760,500	98.4%	$2.00
Total	39,725,000	100%	$42,429,127.50	100%	$2.00

7

USE OF PROCEEDS

We estimate that, at a per share price of $2.00, the net proceeds from the sale of the 25,000,000 shares in this offering will be approximately $35,396,500, after deducting the estimated offering expenses (including, but not limited to, legal, accounting, printing, marketing, blue sky compliance, transfer agent, and escrow fees) of approximately $6,364,000.  If only the minimum number of 25,000 shares is sold, the net proceeds will be approximately $44,000 after deducting estimated offering expenses of $6,000.

The net proceeds of this offering will be used primarily to fund the effort for product development, advertising and marketing, and working capital.

Accordingly, we expect to use the net proceeds as follows:

	Minimum Offering		Maximum Offering
	Amount	Percentage	Amount	Percentage
Product Development	$5,000	11%	$3,000,000	8.5%
Advertising and Marketing	39,000	43%	9,000,000	25.4%
Working Capital (1)	0	46%	23,396,500	66.1%
Total	$44,000	100%	$35,396,500	100%

(1)	A portion of working capital will be used for officers’ salaries.

To the extent that we sell more than 100,000 shares, a portion of the additional net proceeds will be used for working capital.

The foregoing information is an estimate based on our current business plan.  We may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.  Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

8

DESCRIPTION OF OUR BUSINESS

Corporate Background and General Overview

DatChat, Inc. was formed under the name YssUp, Inc., a Nevada corporation. On March 4, 2015, an amendment was filed with the Nevada Secretary of State changing YssUp, Inc.’s name to “Dat Chat, Inc”. On September 22, 2016, amended and restated articles of incorporation were filed with the Nevada Secretary of State to, among other things, change the Company’s name to “DatChat, Inc.” and authorize preferred stock. The Company created its flagship application, DatChat Messenger, to address the consumer need for a mobile messaging application offering a familiar, traditional messaging experience, combined with increased levels of privacy and control over messages, even after they are sent.

Observing that mobile messaging users are drawn to several different messaging platforms by specific capabilities, DatChat set out to create DatChat Messenger to consolidate popular messaging features, offer unique features, and deliver increased levels of privacy and security. As public concerns over privacy in an ever-expanding digital society grow, DatChat Messenger offers comfort to its users with extensive control over their messages, even after they are sent. DatChat Messenger allows users to not only control how long or how many times a message may be viewed by the recipient, the sender may also erase the message, or entire conversation, after it is sent. DatChat looks to make DatChat Messenger a leader in the mobile and secure messaging markets with its proprietary technology and enhanced privacy and security features. Planned features include video messages, video chat, attachments, group chats and additional features to enhance the messaging experience.

DatChat Messenger

DatChat Messenger, with advanced privacy controls for users engaged in both individual and group messaging, provides its users enhanced control over their messages before and after they are sent. Users can select how long or how many times a message may be viewed by a recipient. After a message is sent, the sender may adjust the extent to which the recipients may view the message. Additionally, senders may delete individual messages or entire conversation from the recipient’s device.

Key Features

●	Extensive User Ability to Limit Message Availability to Recipients: Users can control the amount of views or time a message they send is available to the recipient or recipients in a group message.

●	User Control Over Sent Messages: Users may unilaterally delete messages off a recipient’s device. Users may also unilaterally delete or “Nuke” entire conversations off a recipient’s device.

●	Anti-Screenshot Protection: DatChat Messenger utilizes patent pending technology to give users who send messages the option to limit the recipient’s ability to screenshot and save the contents of the message. If a recipient is able to take a screenshot, the sender is notified.

●	Message Encryption: Messages sent via DatChat Messenger are encrypted with AES256, and RSA is utilized for sending the key to open the message. The Advanced Encryption Standard (“AES”), also known as Rijndael, is a specification for the encryption of electronic data established by the U.S. National Institute of Standards and Technology (“NIST”) in 2001. For messages encrypted with AES, we use a key size of 256 bits. RSA is the algorithm used by modern computers to encrypt and decrypt messages. It is an asymmetric cryptographic algorithm, meaning there are two different keys. This is also called public key cryptography, because one of them can be given to everyone. The other key must be kept private. DatChat Messenger sends messages that are encrypted with AES 256 and sends the key to that message separately via RSA encryption. Each message has its own key. This helps to provide protections so that messages may only be seen by them and the intended recipients. Each message is individually encrypted for the recipient and cannot be forwarded or saved. Additionally, all messages are sent and received via a Secure Sockets Layer (“SSL”) connection and can never be viewed by DatChat under any circumstance. SSL is the standard security technology for establishing an encrypted link between a web server and a browser. This link ensures that all data passed between the web server and browsers remain private and integral.

●	User Anonymity: Users can create multiple accounts for DatChat Messenger. Accounts do not need to be linked to email accounts or other identifying information. Separate accounts may be utilized by users for communications with different groups.

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The Market

In an eMarketer’s worldwide forecast for mobile phone messaging dated November, 2015, eMarketer estimated that mobile phone messaging applications were going to be used by more than 1.4 billion consumers in 2015, up 31.6% on the previous year. eMarketer forecast that, worldwide, 75% of smartphone users were going to use an over-the-top (OTT) mobile messaging applications at least once a month in 2015. eMarketer defined mobile phone messaging apps as services that provide private one-to-one or one-to-many communication between registered users, where messages and calls are then transmitted via data connections and the mobile web. Mobile phone messaging application users are individuals who make use of such services on at least a monthly basis. The growth in popularity of messaging applications is projected to continue, and eMarketer predicts that by 2018, the number of chat application users worldwide will reach 2 billion and represent 80% of smartphone users.

Absent DatChat Messenger, users of mobile messaging applications must decide between sending either a regular or self-destructing (ephemeral) message before sending. Other ephemeral applications such as Snapchat send one message at a time and don’t provide a conversational experience. Traditional messengers such as WhatsApp, Facebook Messenger and iMessage provide the message sender no way to destruct messages or control them after being sent. DatChat seeks to appeal to the market of users who want the control of an ephemeral application, with the practicality of a traditional regular messaging application.

Intellectual Property

Patents

On June 6, 2016, a utility patent application was filed with the USPTO, the serial number is 15/174,204.

On June 4, 2015, a non-provisional patent application was filed, the serial number is 62/170,90.

Trademark and Trade Name

We have not filed a trademark as of yet. We operate under the domains datchat.com, datchat.net and datchats.com.

Competition

The current market for mobile messenger applications is highly competitive and we expect it to remain competitive. There are currently several large companies who provide mobile messenger applications and we expect several more competitors to enter into this market in the next few years. Well established competitors include Snapchat, WhatsApp, Facebook Messenger and iMessage.

Software and Development

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and our ability to improve proven applications for established markets in which we have competitive advantages. We work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of DatChat Messenger.

Our software and development team is responsible for the design enhancements, development, testing and certification of our applications. In addition, we may utilize third parties for our automated testing, managed upgrades, software development and other technology services. Our software and development expenses were approximately $52,000 in fiscal year 2015. We currently have an Android version under development. Also under development are video messages and video messages containing hidden messages embedded in the video stream. The video messaging currently under development will allow for the user to change the number of views allowed or destruct the message after being sent, in addition to setting the message to auto-self-destruct

Operational Strengths

Experienced Leadership & Employees

We have assembled a senior management and development team with significant experience in the area of mobile messaging and application based technologies. Our founders have a long track record in technology fields and as leaders of public companies. Our developers have worked at established companies such as Audible.com.

Unique Features

Mobile messaging applications face a challenge with respect to offering users the ability to control messages after they are sent. More specifically, mobile messaging applications are challenged by an inability to allow users to adjust the viewing restrictions of a message after it is sent, rather than selecting viewing privileges prior to sending. DatChat Messenger is unique in its ability to protect users’ privacy and security by allowing users to adjust a message recipient’s viewing privileges after the message is sent. The sender may allow a message to last indefinitely, or disappear after a set amount of views. Senders may also delete messages from the recipient’s device.

DatChat Messenger also offers screenshot protection mode, which makes it difficult for message recipients to screenshot and store a message. The screenshot protection mode requires the user to hold three buttons on the screen and tap a fourth button in order to view a message. As a result, the recipient’s ability to take a screenshot is greatly reduced. Additionally, senders are notified if a recipient successfully takes a screenshot of a message.

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Ability to innovate

Our founders have a history of developing innovative products including new technologies that enhance services already accepted by a large customer base. For example, in 2004 our CEO founded BigString, an email service providing users expanded capability over traditional email services. Additionally, our founders have experience in mobile video editing having developed reShoot, a mobile application that allows users to shoot video, take photos, and edit content. Our founders encourage an innovative environment among our internal development team, which we hope will allow us to create new technologies and continue to find further applications for our existing technologies.

Marketing and Monetization

DatChat Messenger is currently offered for free at https://itunes.apple.com/us/app/datchat/id999516973. Initial marketing will consist of public relations, cost per install campaigns, social media marketing using the Facebook’s ad platform and other readily available advertising platforms.

Upon completion of this offering we anticipate utilizing social influencers and additional public relations strategies to promote DatChat on a global basis, which will include making DatChat Messenger available for use in other languages.

We anticipate adding in-app purchases such as user customization features, unique emoticons, stickers and long form video messages to monetize DatChat Messenger. We plan to sell advertising within DatChat Messenger as a further source of revenue as well.

We also anticipate monetizing DatChat with a subscription based service for small and medium size businesses.

In the future, we anticipate developing other mobile applications and services for consumers once our user base reaches a level at which we deem it to be economically feasible. Future applications may increase DatChat’s revenue.

Growth Strategy

We plan to grow both organically and through strategic acquisitions. Our growth strategy includes enhancing our products and services to grow our customer base and enter the global market. We plan to further increase our brand awareness and build trust with our users through increased public relations, social media, and advertising.

Our growth begins with improved products and new services. Improved products and new services will assist us in appealing to a large and diverse customer base. For example, our recently introduced “Nuke” feature in DatChat Messenger provides critical functionality for users allowing them to erase an entire conversation on the message recipient’s phone, including messages the recipient had sent. We plan to create services tailored to corporate clients, which we believe will create a new market with businesses. We also plan to offer DatChat Messenger in versions compatible with languages other than English allowing us to expand into the non-English speaking market.

We believe there is significant opportunity to expand our relationship with existing customers by selling additional products and services such as mobility applications, secure business communication services, and secure social networking.

In addition to continuing to develop our solutions organically, we regularly evaluate strategic opportunities and anticipate that we will selectively pursue acquisitions of, and strategic investments, in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers.

We are beginning to leverage data and insights to personalize the product and customer care experiences of our customers as well as tailor our solutions and marketing efforts to each of our customer groups. We are constantly seeking to improve our website, marketing programs, and customer care to intelligently reflect where customers are in their lifecycle and identify their specific product needs. We intend to continue investing in our technology and data platforms to further enable our personalization efforts.

Additionally, we have also identified long-term opportunities in services other than mobile messaging where we believe we can utilize our technology and resources. We intend to continue to introduce new applications, as well develop additional features and capabilities for DatChat Messenger.

Employees

DatChat currently employs three full time employees. None of DatChat’s employees are members of a union. In addition, DatChat utilizes two independent contractors for marketing.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, our Common Stock, or our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DESCRIPTION OF PROPERTY

We rent 1,400 square feet of office space located at 65 Church Street, 2nd Floor, New Brunswick, New Jersey 08901 for $2,275 per month on a monthly basis. We believe that this office space is adequate for our current operations.

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MANAGEMENT’S DISCUSSION AND ANAYLYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this offering circular, particularly on page 3 entitled “Risk Factors”.

Business Overview

DatChat, Inc. was incorporated in the State of Nevada on December 4, 2014 under the name of “YssUp, Inc.” On March 4, 2015, the Company’s corporate name was changed to “Dat Chat, Inc”. On September 22, 2016, amended and restated articles of incorporation were filed with the Nevada Secretary of State to, among other things, change the Company’s name to “DatChat, Inc.” and to create a class of preferred stock. Our principal business is focused on our mobile messaging application, DatChat Messenger, which offers a traditional messaging platform, while providing users with complete privacy and control features for their sent messages. Once we have expanded our user base, we will offer new features and will charge fees and generate revenues from the added features.

DatChat Messenger, with advanced privacy controls for users engaged in both individual and group messaging, provides users enhanced control over their messages before and after they are sent. Users can select how long or how many times a message may be viewed by a recipient. After a message is sent, the sender may adjust the recipient’s viewing restrictions. Additionally, senders may delete individual messages or entire conversations from the recipient’s device.

Plan of Operations

We have commenced limited operations and DatChat Messenger has been available through the iTunes Store since July 2016.

We intend to focus our efforts on establishing a large user base for DatChat Messenger, creating new features for DatChat Messenger, and implementing new ways to monetize DatChat Messenger, including the sale of special features, the sale of advertising, and the licensing of our proprietary technology.

Results of Operations

Summary of Statements of Operations for the Year Ended December 31, 2015 and the period from December 4, 2014 (inception) through 2014:

	Year Ended December 31, 2015	Period from December 4, 2014 (inception) through December 31, 2014
Revenue	$-	$-
Operating expenses	$257,416	$2,414
Loss from operations	$257,416	$2,414
Other income (expense)	$(3,416)	$-
Net loss	$260,562	$2,414
Loss per common share – basic and diluted	$0.02	$-

Revenues

For the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014, we generated no revenue.

Operating Expenses

Operating expenses were $257,146 and $2,414 for the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014, respectively. The overall increase of approximately $255,000 in operating costs is primarily attributable to an increase in compensation expenses of approximately $108,000, increase in professional and consulting expenses of $37,000 primarily related to legal services and software programming expenses and increase of approximately $109,000 in general and administrative expenses primarily for rent and office expenses during the year ended December 31, 2015.

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The overall increase in operating expenses is primarily due to having minimal operating expenses during the prior period from December 4, 2014 (Inception) to December 31, 2014 as we were in our early stages of our operations as compared to the year ended December 31, 2015.

Other Income (Expenses)

Other income (expense) consisted of interest income and interest expense. Other expense increased by approximately $3,400 during the year ended December 31, 2015 as compared to the prior period from December 4, 2014 (Inception) to December 31, 2014. The increase is primarily related to interest expense in connection with the issuance of promissory notes.

Net Loss

As a result of the factors described above, we incurred a net loss for the year ended December 31, 2015 of $260,562.  Basic and diluted loss per share was $0.02 for the year ended December 31, 2015.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2015, compared to December 31, 2014:

	December 31, 2015	December 31, 2014	Increase/ (Decrease)
Current Assets	$33,096	$-	$33,096
Current Liabilities	$74,382	$1,314	$73,068
Working Capital Deficit	$41,286	$1,314	$39,972

At December 31, 2015, we had a working capital deficit of $41,286 as compared to working capital of $1,314 at December 31, 2014, an increase of $39,972. The increase in working capital deficit is primarily attributable to the Company’s continued operating losses for the year ended December 31, 2015 and an increase in short term debt obligations.

Summary Cash flows for the year ended December 31, 2015 and 2014:

	Year Ended
	December 31, 2015	December 31, 2014
Net cash used in operating activities	$222,757	$282
Net cash used in investing activities	$61,292	$-
Net cash provided by financing activities	$285,478	$282

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have been funding our operations through the sale of our common stock.

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Our primary uses of cash have been for salaries and fees paid to third parties for the development of our products. All funds received have been expended in the furtherance of growing the business and establishing brand portfolios. The following trends are reasonably likely to result in a material decrease in our liquidity over the near to long term:

●	An increase in working capital requirements to finance additional product development;

●	Addition of administrative and sales personnel as the business grows;

●	Increases in advertising, public relations and sales promotions for existing and new brands as the Company expands within existing markets or enters new markets; and
●	Capital expenditures for software development cost.

During the year ended December 31, 2015, we capitalized software development cost of $61,292 as part of our investing activities.

During the year ended December 31, 2015, we received proceeds from the sale of our common stock of $215,000, proceeds from issuance of notes of $67,500 and advances from a related party of $11,066. We repaid $5,000 of the notes and $3,088 of related party advances during the year ended December 31, 2015.

We are not aware of any known trends or any known demands, commitments or events that will result in our liquidity increasing or decreasing in any material way. We are not aware of any matters that would have an impact on future operations.

Going Concern

We do not have revenues to fund our operating expenses.   As reflected in the accompanying consolidated financial statements, as of December 31, 2015 the Company had cash balance of $1,429 and a working capital deficit of $41,286. Furthermore, the Company had a net loss and net cash used in operations of $260,562 and $222,757, respectively, for the year ended December 31, 2015. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

The ability of the Company to continue its operations as a going concern is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.

During the year ended December 31, 2015, we raised approximately $67,500 from the issuance of notes and $215,000 from the sale of our common stock to fund our operating expenses, pay our obligations, and grow our company.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.

We will need to raise at least $500,000 to repay debt and provide twelve months working capital and funds required to increase our sales and also to provide funding for marketing and sales, IT infrastructure and to fund costs associated with public company reporting obligations. We presently have no other alternative source of working capital. We may not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations.

There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Critical Accounting Policies and Estimates

While our significant accounting policies are more fully described in Note 1 to our financial statements for the year ended December 31, 2015, we believe that the following accounting policies are the most critical tool to aid you in fully understanding and evaluating this management discussion and analysis.

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Use of Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to recovery of long-lived assets, income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the financial statements.

Software development costs

Costs incurred to develop internal-use software, including website development costs, during the preliminary project stage are expensed as incurred.   Internal-use software development costs are capitalized during the application development stage, which is after: (i) the preliminary project stage is completed; and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended.   Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed.   Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality.   Amortization is provided for on a straight-line basis over the expected useful life of three years of the internal-use software development costs and related upgrades and enhancements.   When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Off-Balance Sheet Arrangements

As of December 31, 2015 and December 31, 2014, the Company had no off-balance sheet arrangements.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information concerning our director, executive officer, and certain of our significant employees as of September 22, 2016. Our Board currently consists of one individual who serves terms of one year and holds office until death, resignation or until removed from office in accordance with our Articles of Incorporation and Bylaws. Our officers are appointed by our Board and hold office until their successors are chosen and qualified or removed by our Board.

Name	Position	Age	Term of Office
Executive Officer
Darin Myman	Co-Founder and Chief Executive Officer, Director	51	1 year

Significant Employees
Peter Shelus	Chief Technology Officer	33	1 year
Jeffrey Albeck	Vice President of Development	32	1 year

Darin Myman, Age 51, Chief Executive Officer

Mr. Myman is a co-cofounder of DatChat and has served as DatChat’s Chief Executive Officer since January 1, 2016. Prior to DatChat Mr. Myman was a co-founder and Chief Executive Officer of Wally World Media, Inc. a public company. He also has served as the Chief Executive Officer and a member of PeopleString’s Board of Directors since PeopleString’s inception. Mr. Myman developed extensive Internet skills through a variety of positions. He has executive management and founder experience having served as a co-founder and Chief Executive Officer of BigString Corporation, a publicly traded company, since October 2005. He also has corporate governance and board experience having served as a member of BigString’s Board of Directors since BigString’s inception. Prior to BigString, Mr. Myman was a co-founder and Chief Executive Officer of LiveInsurance.com, the first online insurance broker that pioneered the electronic storefront for large national insurance agencies. Prior to co-founding LiveInsurance.com, he served as a Vice President of the online brokerage services unit of Westminster Securities Corporation. Mr. Myman’s aforementioned experience and skills make him a valued advisor and highly qualified to serve as our Chief Executive Officer and Director.

Peter Shelus, Age 33, Chief Technology Officer

Mr. shelus is a co-founder of DatChat and has served as the companies Chief Technology Officer since January 1, 2016. Mr. Shelus has over 10 years of ephemeral messaging and mobile video development experience. As a lead engineer for one of the first ephemeral messaging platforms "BigString", Mr. Shelus has been a pioneer and thought leader ahead of his time in secure messaging having developed patented technology that became a cornerstone of self-destructing messaging. Mr. Shelus graduated from Rutgers University with honors and a degree in Computer Science.

Jeffrey Albeck, Age 32, Vice President of Development

Mr. Albeck is a co-founder of DatChat and has served as Vice President of Development since January 1, 2016. Mr. Albeck holds high expertise in website UI development, HTML5, CSS3, jQuery, and PHP. Additionally, he has extensive facebook and mobile UI development experience, having worked on such high profile projects such as Audible.com. Mr. Albeck graduated DeVry University with a degree in Computer Science and Graphic Design.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Darin Myman	2015	$79,090	$0	$0	$0	$0	$0	$0		$79,090
Chief Executive Officer	2014	$0	$0	$0	$0	$0	$0	$0	$
Peter Shelus	2015	$63,764	$0	$0	$0	$0	$0	$0		$63,764
Chief Technology Officer	2014	$0	$0	$0	$0	$0	$0	$0		$0

Director Compensation Our director does not receive compensations for serving on the Board.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Our authorized capital stock consists of 200,000,000 shares, of which 180,000,000 are shares of Common Stock, par value $0.0001 per share, and 20,000,000 are shares of preferred stock, par value $0.0001 per share, of which one (1) share has been designated Series A Preferred. Each one (1) share of the Series A Preferred shall have voting rights equal to (x) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote.  As of September 22, 2016, there were 18,844,750 shares of our Common Stock issued and outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth information as of September 22, 2016, with respect to the beneficial ownership of our Common Stock by (i) each of our officers and directors, (ii) our officers and directors as a group and (iii) each person known by us to beneficially own five percent (5%) or more of our outstanding Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of September 22, 2016. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of September 22, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is in care of DatChat, Inc., 65 Church Street, 2nd Floor, New Brunswick, New Jersey 08901.

	Outstanding Common Stock	Percentage of Ownership of Common Stock (1)	Series A Preferred Stock (3)	Percentage Ownership of Series A Preferred Stock (3)
5% Beneficial Shareholders
Robb Knie	3,500,000	18.6%
Point Capital, Inc.	2,000,000	10.6%
Peter Shelus	2,000,000	10.6%
Alpha Capital Anstalt	1,500,000	7.9%
Carl Mattone(2)	1,000,000	5.3%
Jeffrey Albeck	1,000,000	5.3%
Patrick Vertucci	1,000,000	5.3%
Ray Thomas	1,000,000	5.3%

Officers and Directors
Darin Myman	3,500,000	18.6%	1	100%
Peter Shelus	2,000,000	10.6%
Officers and Directors as a Group (2 persons)		29.2%		100%

(1)	As of September 22, 2016 there were 18,844,750 share of Common Stock issued and outstanding.

(2)	Carl Mattone is the trustee of the CFM 2015 Trust, which holds 500,000 shares, and he has sole and dispositive voting power over such shares.

(3)	As of the filing of the Certificate of Designation on September 22, 2016, the Company has designated and issued 1 share of Series A Preferred Stock, currently held by its Chief Executive Office, Darin Myman. Each 1 shares of Series A Preferred Stock has voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote. The Series A Preferred does not convert into equity of the Company. Based on the 18,844,750 share of Common Stock issued and outstanding as of September 22, 2016, Mr. Myman’s 1 share of Series A Preferred Stock has voting rights equal to 19,613,923 votes.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

From inception through the date of this Offering Circular, the Company was a participant in the following transactions with a member of our Board, our executive officer, or a holder of more than 10% of our voting securities, in which the amount involved exceeded $331 (one percent of the Company’s total assets at December 31, 2015):

The Company’s Chief Executive Officer and Director, Mr. Darin Myman, from time to time, provided advances to the Company for working capital purposes. At December 31, 2015 and 2014, the Company had a payable to the Mr. Myman of $8,260 and $282, respectively. These advances were short-term in nature and non-interest bearing. Between December 4, 2014 (inception) and December 31, 2015, Mr. Myman provided advances to the Company for working capital purposes for a total of $11,348 and the Company repaid $3,088 of these advances.

On January 5, 2015, the Company issued 500,000 vested shares of its common stock to Jeffrey Albeck, a programmer for services provided.

On May 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $30,000 to Point Capital, Inc., a principal stockholder of the Company. The note was due on July 29, 2015. The annual interest rate for the loan is 10%. The Company defaulted to repay the note when it was due. On February 25, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 31, 2016. In accordance to the extension agreement, the Company and the lender agree to increase the amount of the principal amount of the note by $5,000 as penalty for the Company’s failure to repay the note on July 29, 2015. In connection with the increase in principal amount of $5,000, the Company recorded interest expense of $5,000 on February 25, 2016.

On June 26, 2015, the Company entered into a promissory note agreement with Robb Knie, providing for the issuance of a promissory note in the principal amount of $15,000 to Robb Knie, a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the loan is 10%.

On September 1, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $7,500 to Robb Knie, a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%.

On September 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $5,000 to Lifeline Industries, a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%. The Company repaid the note in full on October 15, 2015. Robb Knie is the Chief Executive Officer of Lifeline Industries and a principal stockholder of the Company.

On January 1, 2015, the Company entered into a sublease agreement with Wolly World Media, Inc. The term of the sublease agreement started on January 1, 2015 and ends on December 31, 2016. During fiscal 2015, the Company paid a monthly base rent ranging from $2,158 to $2,217 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,217 to $2,275 beginning on June 1, 2016. The Chief Executive Officer of the Company, Darin Myman, is an officer of the affiliated company.

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SECURITIES BEING OFFERED

Common Stock

We are authorized to issue 180,000,000 shares of Common Stock, par value of $0.0001 per share. As of September 22, 2016, 18,844,750 shares of the Company’s Common Stock are issued and outstanding.

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide a preemptive or conversion right and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of the Company’s board of directors.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters. Shareholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our Board has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

Preferred:

We are authorized to issue 20,000,000 shares of preferred stock, par value of $0.0001 per share.

The Company has designated and issued (1) share of Series A Preferred Stock. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote divided by (y) forty-nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote.  For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of the Series A Preferred Stock shall be equal to 5,204,082 (e.g. (5,000,000 / 0.49) – 5,000,000 = 5,204,082).

Transfer Agent and Registrar

VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598 is the transfer agent and registrant for our Common Stock.

PLAN OF DISTRIBUTION

We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.datchat.com, to provide notification of the offering. Persons who desire information will be directed to https://www.datchat.com/offering. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the datchat.com website.

The datchat.com website will be the exclusive means by which prospective investors may subscribe in this offering. All prospective investors who submitted non-binding indications of interest (“Interest Holders”) will be given the first opportunity to purchase shares, which will be the seven-business-day period commencing upon the qualification of this offering by the SEC (the “Initial Offering Period”). All Interest Holders have received and will continue to receive a series of comprehensive educational emails explaining the entire process and procedures for subscribing in the Offering and “what to expect” on the datchat.com.com website. Upon qualification by the SEC, the email strategy will be supported with a press release to general and financial media, plus social media post on DatChat websites sites. During the Initial Offering Period, Interest Holders will be able to log into the DatChat.com website using their credentials (username and password) established during the reservation process, and a button will appear that simply states “Invest” in DatChat, Inc. Accordingly, persons who are not Interest Holders will not be able to log into the website. They will be permitted to leave their email addresses on a “waiting list” and will be notified if an opportunity to invest arises.

Once the “Invest” button is clicked, Interest Holders will again be given a comprehensive overview of the process and procedures, which will require an e-signature. Interest Holders will then begin a user friendly process of establishing their personal and financial identity, selecting the number of shares to be purchased and how payment will be made, and executing subscription agreements. Once complete all purchasers will be emailed a confirmation.

If by the end of the seven-business-day period, we receive subscriptions for more shares than the 25,000,000 being offered, we will reduce proportionately all subscriptions received in excess of the $500 minimum purchase. If all 25,000,000 shares have not been sold during the initial seven-business-day period, the shares will be offered to the general public. Those on the waiting list will be notified and we will also engage in a comprehensive communications strategy to inform potential investors of the offering opportunity.

19

If the minimum contingency for this offering is not satisfied or the offering is otherwise terminated, investor funds will be promptly refunded in accordance with Securities Exchange Act Rule 10b-9.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by wire transfer, check, or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933. An individual is an accredited investor if he/she meets one of the following criteria:

●	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, excluding the “net value” of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with “net value” for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

●	a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person’s spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

●	an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

●	a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

●	a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under Regulation D; or

●	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

We have engaged FundAmerica, LLC, and its wholly owned subsidiary FundAmerica Stock Transfer which is a registered transfer agent with the Securities and Exchange Commission for an initial one time account initiation fee of $1,500 to provide engineering and technology solutions in connection with this offering in addition to acting as the escrow agent:

As compensation for the services listed above, we have agreed to pay FundAmerica, LLC $2.00 per domestic investor for an anti-money laundering (“AML") check. AML checks for international investors from the UK, AU, EU, and CA are $5.00 per investor and other international investors are $60 per investor. Bad actor checks for us and our related parties $45 each. In addition, we will pay FundAmerica, LLC $500 for escrow account set up and a monthly administration fee of $25 per month for so long as the offering is being conducted, up to $15.00 per investor (depending on whether subscription is by ACH or domestic wire, $35 for international wire) for processing incoming funds, and $15.00 per wire for outbound funds to us upon the closing of this offering. We will also pay FundAmerica, LLC a technology service fee for the technology services provided by its affiliate, FundAmerica Technologies, LLC, of $35.00 per transaction $500+ for each subscription agreement executed via it’s Invest Now Button, which includes Plug ‘n Play reservation/indication of interest engine (also known as a “Button”) to capture investor interest and able them to input data, without binding. Upon offering launch the interested persons will automatically be emailed a link to eSign the subscription agreement & confirm their investment.

DatChat, Inc. employees are assisting preparing the materials to be sent via email to persons who have submitted non-binding indications of interest and posted on DatChat’s website. The employees also work on developing the programming to be used for the actual investment process. They may have direct telephone, email exchanges or other contact with persons interested in purchasing the offered securities.

20

SELLING SECURITY HOLDERS

Up to 4,119,750 shares may be sold by existing shareholders. However, the aggregate number of shares sold by existing shareholders will not exceed 30% of the total shares sold in the Offering.

Selling Shareholders Name	Amount Owned Prior to the Offering	Amount Being Offered	Amount to be Owned After the Offering
Alpha Capital Anstalt	1,500,000	500,000	1,000,000
Carl Mattone	1,000,000	500,000	500,000
CFM 2015 Trust	500,000	500,000	0
Point Capital, Inc.	2,000,000	500,000	1,000,000
Darin Myman	3,500,000	250,000	3,250,000
Robb Knie	3,500,000	250,000	3,250,000
Centaurian Fund	200,000	200,000	0
James Ahern	125,000	125,000	0
Katie Eitner	125,000	125,000	0
Anthony Hayes	325,000	125,000	200,000
Peter Shelus	2,000,000	100,000	1,900,000
Marc Dutton	200,000	100,000	100,000
Patrick Vertucci	1,000,000	100,000	900,000
Ray Thomas	1,000,000	100,000	900,000
Pacific Alliance Limited, LLC	275,000	75,000	200,000
Jeffrey Albeck	1,000,000	50,000	950,000
Stanley Katz	125000	50,000	75,000
Daniel B O'Connell	50,000	50,000	0
Sharlene P Bleier	50,000	50,000	0
Scott Guzzone	50,000	50,000	0
Randy Malka	25,000	25,000	0
Andrew Berg	25,000	25,000	0
Marc Desatnick	25,000	25,000	0
Howard Shier	25,000	25,000	0
Robert J Bianco	25,000	25,000	0
Joseph Lucosky	25,000	25,000	0
Erik & Sabrina Coleman	22,500	22,500	0
Arthur J Vertucci & Patricia Fox Jtwros	16,000	16,000	0
Ran Dan Pan	12,500	12,500	0
Lin Han	12,500	12,500	0
Robert Manfredo	12,500	12,500	0
Nafissem Soroudi	12,500	12,500	0
Starling T Faraon	12,500	12,500	0
Patricia Gavigan	12,500	12,500	0
Suzanne Hecker	12,500	12,500	0
Sharon M. de Escobar	12,500	12,500	0
Monique M. de Escobar	12,500	12,500	0
Landon & Joyce Hutchison	12,500	12,500	0
Joseph Karpwicz	6,250	6250	0
Total	18,844,750	4,119,750	14,931,250

21

The projected capitalization of the Company assuming the sale of all of the shares of common stock in the Offering is as follows:

A)	If existing shareholders will not sell their shares

Shareholder	No. of Shares	Percentage

Executive Officer and Directors	3,500,000	8%
Existing Shareholders	15,344,750	35.00%
Investors in Current Offering	25,000,000	57%
TOTAL	43,844,750	100.00%

B)	If existing shareholders will sell their shares

Shareholder	No. of Shares	Percentage

Executive Officers, Directors & Existing Shareholders	14,931,250	37.4%
Investors in Current Offering	25,000,000	62.6%
TOTAL	39,931,250	100.00%

22

DAT CHAT, INC.

INDEX TO FINANCIAL STATEMENTS

For the Year Ended December 31, 2015 and

For the Period from December 4, 2014 (Inception) to December 31, 2014

INDEPENDENT AUDITOR`S REPORT	F-2

Financial Statements:

Balance Sheets - As of December 31, 2015 and 2014	F-3

Statements of Operations for the Year Ended December 31, 2015 and for the Period from December 4, 2014 (Inception) to December 31, 2014	F-4

Statements of Changes in Stockholders' Deficit for the Year Ended December 31, 2015 and for the Period from December 4, 2014 (Inception) to December 31, 2014	F-5

Statements of Cash Flows for the Year Ended December 31, 2015 and for the Period from December 4, 2014 (Inception) to December 31, 2014	F-6

Notes to the financial statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Dat Chat, Inc.

We have audited the accompanying balance sheets of Dat Chat, Inc. as of December 31, 2014 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for the period from December 4, 2014 (inception) through December 31, 2014 and the year ended December 31, 2015. Dat Chat, Inc.’s management is responsible for the financial statements. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to examine management’s assertion about the effectiveness of Dat Chat, Inc.’s internal control over financial reporting as of December 31, 2015 and, accordingly, we do not express an opinion thereon.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dat Chat, Inc. as of December 31, 2014 and 2015 and the results of its operations and cash flows for the period from December 4, 2014 (inception) through December 31, 2014 and the year ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a working capital deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters is also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

D. Brooks and Associates CPA’s, P.A
West Palm Beach, FL
August 3, 2016

F-2

DAT CHAT, INC.

BALANCE SHEETS

	December 31,	December 31,
	2015	2014

ASSETS

CURRENT ASSETS:
Cash	$1,429	$-
Prepaid expense	31,667	$-

Total Current Assets	33,096	-

OTHER ASSETS:
Software development cost, net	134,410	-

Total Assets	$167,506	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,622	$1,032
Notes payable	10,000	-
Notes payable - related parties	52,500	-
Due to related party	8,260	282

Total Current Liabilities	74,382	1,314

Commitments and Contingencies - (Note 7)

STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock ($0.0001 par value; 1,000,000 shares authorized; No shares issued and outstanding at December 31, 2015 and 2014)	-	-
Common stock ($0.0001 par value; 199,000,000 shares authorized; 12,775,000 and 11,000,000 shares issued and outstanding at December 31, 2015 and 2014, respectively)	1,278	1,100
Additional paid-in capital	354,822	-
Accumulated deficit	(262,976)	(2,414)

Total Stockholders' Equity (Deficit)	93,124	(1,314)

Total Liabilities and Stockholders' Equity (Deficit)	$167,506	$-

See accompanying notes to financial statements.

F-3

DAT CHAT, INC.

STATEMENTS OF OPERATIONS

		For the Period from
	For the Year Ended	December 4, 2014 (Inception) to
	December 31, 2015	December 31, 2014

NET REVENUES	$-	$-

OPERATING EXPENSES:
Compensation	108,655	600
Professional and consulting	37,912	500
General and administrative	110,579	1,314

Total operating expenses	257,146	2,414

OTHER INCOME (EXPENSE)
Interest expense	(3,420)	-
Interest income	4	-

Total other income (expense)	(3,416)	-

NET LOSS	$(260,562)	$(2,414)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.02)	$-

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic and diluted	12,145,207	9,035,713

See accompanying notes to financial statements.

F-4

DAT CHAT, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

For the Year Ended December 31, 2015 and For the Period from December 4, 2014 (Inception) to December 31, 2014

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit) Equity

Balance, December 4, 2014 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of common stock to founders	-	-	11,000,000	1,100	-	-	1,100

Net loss for the period from December 4, 2014 (inception) to December 31, 2014	-	-	-	-	-	(2,414)	(2,414)

Balance, December 31, 2014	-	-	11,000,000	1,100	-	(2,414)	(1,314)

Sale of common stock	-	-	1,075,000	108	214,892	-	215,000

Issuance of common stock for services	-	-	200,000	20	39,980	-	40,000

Issuance of common stock for software development cost	-	-	500,000	50	99,950	-	100,000

Net loss for the year ended December 31, 2015	-	-	-	-	-	(260,562)	(260,562)

Balance, December 31, 2015	-	$-	12,775,000	$1,278	$354,822	$(262,976)	$93,124

See accompanying notes to financial statements.

F-5

DAT CHAT, INC.

STATEMENTS OF CASH FLOWS

		For the Period from
	For the Year Ended	December 4, 2014 (Inception) to
	December 31, 2015	December 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(260,562)	$(2,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	26,882	-
Stock-based compensation and fees	8,333	1,100
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	2,590	1,032

NET CASH USED IN OPERATING ACTIVITIES	(222,757)	(282)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development cost	(61,292)	-

NET CASH USED IN INVESTING ACTIVITIES	(61,292)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from a related party	11,066	282
Payments on related party advances	(3,088)	-
Proceeds from notes payable	67,500	-
Repayment of notes payable	(5,000)	-
Proceeds from sale of common stock	215,000	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	285,478	282

NET INCREASE IN CASH	1,429	-

CASH - beginning of period	-	-

CASH - end of period	$1,429	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for future services	$31,667	$-
Issuance of common stock for software development cost	$100,000	$-

See accompanying notes to financial statements.

F-6

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Dat Chat, Inc. (the “Company”) was incorporated in the State of Nevada on December 4, 2014 under the name of YssUp, Inc. On March 4, 2015, the Company’s corporate name was changed to Dat Chat, Inc. The Company established a fiscal year end of December 31.  The Company’s principal business is focused on its mobile messaging application that provides a traditional messaging platform, while providing users with complete privacy and control features for their sent messages. The Company’s mobile messaging application is called DatChat Messenger which is currently a free messaging application. Once the Company achieves critical mass of users, the Company will offer new features and will charge fees and generate revenues from the added features.

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $260,562 and $222,757, respectively, for the year ended December 31, 2015.  Additionally the Company has a working capital deficit and accumulated deficit of $41,286 and $262,976, respectively, at December 31, 2015 and has no revenues. These circumstances cause substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan.   Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, and the value of stock-based compensation and fees.

Cash and cash equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.  The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of December 31, 2015, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair value measurements and fair value of financial instruments

The estimated fair value of certain financial instruments, including cash and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Revenue recognition

The Company will recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company has not recognized any revenues since its inception.

Income taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

F-7

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, “Equity Based Payments to Non-employees”, for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Software development costs

The Company develops software and applications which are being provided to customers for free in order to deliver revenue producing products. Costs incurred to develop internal-use software, including website development costs, during the preliminary project stage are expensed as incurred.   Internal-use software development costs are capitalized during the application development stage, which is after:   (i) the preliminary project stage is completed; and (ii) management authorizes and commits to funding the project and it is probable the project will be completed and used to perform the function intended.   Capitalization ceases at the point the software project is substantially complete and ready for its intended use, and after all substantial testing is completed.   Upgrades and enhancements are capitalized if it is probable that those expenditures will result in additional functionality.   Amortization is provided for on a straight-line basis over the expected useful life of three years of the internal-use software development costs and related upgrades and enhancements.   When existing software is replaced with new software, the unamortized costs of the old software are expensed when the new software is ready for its intended use. During the fiscal year 2015 and 2014, the Company capitalized software development cost of $161,292 and $0 during the application development stage. The Company released its application on July 8, 2016 and consequently, the Company incurred software developments cost which consisted primarily of consulting fees and salaries for software programming services in the amount of $51,525 and $50 during the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014, respectively.

F-8

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment losses during the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014.

Net loss per share of common stock

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At December 31, 2015 and 2014, the Company did not have any potentially dilutive securities outstanding that may dilute any future earnings per share.

Recent accounting pronouncements

In June 2014, the FASB issued ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 for the annual reporting period ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014.

Accounting standards which were not effective until after December 31, 2015 are not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 2 – SOFTWARE DEVELOPMENT COST

Software development cost, net consisted of the following:

	Estimated life	December 31, 2015	December 31, 2014

Software development cost (see Note 1)	3 years	$161,292	$-
Less: Accumulated amortization		(26,882)	-
		$134,410	$-

Amortization expense was $26,882 and $0 for the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014, respectively.

NOTE 3 – RELATED PARTY TRANSACTION

The Company’s officer, Mr. Darin Myman, from time to time, provided advances to the Company for working capital purposes. At December 31, 2015 and 2014, the Company had a payable to the officer of $8,260 and $282, respectively. These advances were short-term in nature and non-interest bearing. Between December 4, 2014 (inception) and December 31, 2015, Mr. Myman provided advances to the Company for working capital purposes for a total of $11,348 and the Company repaid $3,088 of these advances.

On May 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $30,000 to a principal stockholder of the Company. The note was due on July 29, 2015. The annual interest rate for the loan is 10%. The Company defaulted to repay the note when it was due. On February 25, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 31, 2016. In accordance to the extension agreement, the Company and the lender agree to increase the amount of the principal amount of the note by $5,000 as penalty for the Company’s failure to repay the note on July 29, 2015. In connection with the increase in principal amount of $5,000, the Company recorded interest expense of $5,000 on February 25, 2016.

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NOTE 3 – RELATED PARTY TRANSACTION (continued)

On June 26, 2015, the Company entered into a promissory note agreement, providing for the issuance of a promissory note in the principal amount of $15,000 to a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the loan is 10%.

On September 1, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $7,500 to a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%.

On September 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $5,000 to a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%. The Company repaid the note in full on October 15, 2015. The CEO of the Company is an officer of the affiliated company.

The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The term of the sublease agreement started on January 1, 2015 and ends on December 31, 2016. During fiscal 2015, the Company paid a monthly base rent ranging from $2,158 to $2,217 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,217 to $2,275 beginning on June 1, 2016. The CEO of the Company is an officer of the affiliated company.

NOTE 4 - NOTES PAYABLE

Notes payable consisted of the following:

	December 31, 2015	December 31, 2014
Notes payable – unrelated party	$10,000	$-
Notes payable – related party (see Note 3)	52,500	-
Total notes payable	$62,500	$-

On September 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $10,000 to an unrelated party. The note was due on December 26, 2015. The annual interest rate for the note is 24%. The Company defaulted to repay the note when it was due. On June 16, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 26, 2016. All other provision of the original note shall prevail.

As of December 31, 2015 and 2014, accrued interest related to these notes amounted to $3,420 and $0, respectively.

NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT)

Shares Authorized

The authorized capital of the Company consists of 199,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Common stock

Between December 4, 2014 (inception) and December 31, 2014, the Company issued 11,000,000 shares of its common stock to its founders for services rendered. The Company valued these common shares issued to the founders at par value of $0.0001 per common share. In connection with issuance of these common shares, the Company recorded stock-based compensation of $1,100.

During the year ended December 31, 2015, the Company sold 1,075,000 shares of its common stock at $0.20 per common share for proceeds of $215,000.

On January 5, 2015, the Company issued 500,000 vested shares of its common stock to a programmer for services provided. The Company valued these common shares at the fair value of $0.20 per common share or $100,000 based on the sale of common stock in the recent private placement at $0.20 per common share. In connection with the issuance of these common shares, the Company recorded software development cost of $100,000 for the year ended December 31, 2015.

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NOTE 5 – STOCKHOLDERS’ EQUITY (DEFICIT) (continued)

On October 15, 2015, the Company entered into a twelve-month consulting agreement with a consultant for providing strategic consulting and business advisory services. Pursuant to the consulting agreement, the Company issued 200,000 shares of the Company’s common stock to the consultant. The Company valued these common shares at the fair value of $40,000 or $0.20 per common share based on the sale of common stock in the recent private placement. In connection with the issuance of these common shares, the Company recorded stock-based compensation of $8,333 for the year ended December 31, 2015 and prepaid expense of $31,667 as of December 31, 2015. The prepaid expense will be amortized over the 12-month term of the consulting agreement.

NOTE 6 – INCOME TAXES

The Company has incurred aggregate net operating losses of approximately $253,543 for income tax purposes as of December 31, 2015. The net operating loss carries forward for United States income taxes, which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, through 2035. Management believes that the realization of the benefits from these losses appears not more than likely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014 were as follows:

	Year Ended December 31, 2015	Period from December 4, 2014 (Inception) to December 31, 2014
Income tax benefit at U.S. statutory rate of 34%	$(88,591)	$(821)
Income tax benefit - State	(13,028)	(121)
Non-deductible expenses	3,250	429
Change in valuation allowance	98,369	513
Total provision for income tax	$-	$-

The Company’s approximate net deferred tax asset at December 31, 2015 and 2014 was as follows:

Deferred Tax Asset:	December 31, 2015	December 31, 2014
Net operating loss carryforward	$98,882	$513
Valuation allowance	(98,882)	(513)
Net deferred tax asset	$-	$-

The net operating loss carryforward was $253,543 and $1,314 at December 31, 2015 and 2014, respectively. The Company provided a valuation allowance equal to the deferred income tax asset for the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $98,369 in fiscal 2015. The potential tax benefit arising from the loss carryforward will expire in 2035.

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2014 and 2015 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

On October 15, 2015, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on October 15, 2016. In consideration of this agreement, on October 15, 2015, the Company issued 200,000 shares of its common stock to the consultant. The Company valued these common shares at the fair value of $0.20 per common share based on the sale of common stock in a private placement at $0.20 per common share (see Note 5).

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The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The term of the sublease agreement started on January 1, 2015 and ends on December 31, 2016. During fiscal 2015, the Company paid a monthly base rent ranging from $2,158 to $2,217 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,217 to $2,275 beginning on June 1, 2016. The CEO of the Company is an officer of the affiliated company.

Future minimum rental payments required under this operating lease are as follows:

	Total	1 year	Thereafter
Operating lease	$27,010	$27,010	$-
Total	$27,010	$27,010	$-

Rent expense was $29,874 and $0 for the year ended December 31, 2015 and for the period from December 4, 2014 (inception) to December 31, 2014, respectively.

NOTE 8 – SUBSEQUENT EVENTS

On January 5, 2016, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on January 5, 2017. In accordance to this consulting agreement, the Company shall pay the consultant (i) 1,000,000 shares of the Company’s common stock; and (ii) cash compensation rate of $50 per hour on hours pre-authorized by the Company. On January 5, 2016, the Company issued 1,000,000 shares of its common stock to the consultant.

On January 12, 2016, the Company entered into a six-month consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on July 12, 2016. In accordance to this consulting agreement, the Company shall pay the consultant 75,000 shares of the Company’s common stock. On January 12, 2016, the Company issued 75,000 shares of its common stock to the consultant.

On January 17, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $5,000 to a principal stockholder of the Company. The note is due on December 26, 2016. The annual interest rate for the note is 10%. The Company repaid the note in full on March 7, 2016. The CEO of the Company is an officer of the affiliated company.

On April 5, 2016, the Company entered into a one-year consulting agreement with a consultant who has agreed to provide general business consulting services to the Company. The agreement expires on April 5, 2017. In accordance to this consulting agreement, the Company pays the consultant (i) 1,000,000 shares of the Company’s common stock; (ii) cash compensation rate of $50 per hour on hours pre-authorized by the Company. On April 8, 2016, the Company issued 1,000,000 shares of its common stock to the consultant.

On April 28, 2016, the Company entered into a legal consulting agreement with a firm who has agreed to provide legal services to the Company. In accordance to this legal consulting agreement, the Company shall pay the consultant (i) fees for the Regulation A Offering services at a flat fee of $35,000 with a $10,000 retainer due upon execution of this agreement. The remainder of the flat fee shall be paid on the earlier of (a) the abandonment of the Regulation A Offering or (b) with 45 days of the effectiveness of the Offering Statement. (ii) 25,000 shares of restricted common stock upon the execution of the agreement. (iii) $2,500 per month for SEC Services. On April 28, 2016, the Company issued 25,000 shares of its common stock to the legal firm.

On April 1, 2016, the Company entered into an advisory board agreement with an advisor who has agreed to act as a member of the Company’s Advisory Board. In accordance to this advisory board agreement, the Company shall pay the advisor 500,000 shares of the Company’s common stock. On April 1, 2016, the Company issued 500,000 shares of its common stock to the consultant.

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NOTE 8 – SUBSEQUENT EVENTS (continued)

On May 18, 2016, the Company entered into a one-year advisory board agreement with an advisor who has agreed to act as a member of the Company’s Advisory Board. The agreement expires on May 18, 2017. In accordance to this advisory board agreement, the Company shall pay the advisor 200,000 shares of the Company’s common stock. On May 18, 2016, the Company issued 200,000 shares of its common stock to the consultant.

In February 2016, the Company sold 1,500,000 shares of its common stock at $0.06667 per common share for proceeds of $100,000 to an unrelated party. The Company accounted for such transaction under ASC 505-50-30 “Equity-based payments to Non-employees” and accordingly recorded stock based compensation of $200,000 which is equal to the fair value of shares issued in excess of the purchase price of $100,000. ASB 505-50-30 establishes that share-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The Company has determined that the fair value of the common stock is $0.20 per share which is based on the sale of common stock in the recent private placement.

Between January 2016 and June 2016, the Company sold 1,569,750 shares of its common stock at $0.20 per common share for proceeds of $313,950.

On June 14, 2016, the Company entered into a one-year advisory board agreement with an advisor who has agreed to act as a member of the Company’s Advisory Board. In accordance to this advisory board agreement, the Company shall pay the advisor 200,000 shares of the Company’s common stock. On June 14, 2016, the Company issued 200,000 shares of its common stock to the consultant.

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PART III

INDEX TO EXHIBITS

Item Number	Exhibit
2.1	Amended and Restated Articles of Incorporation*
2.2	Amended and Restated Bylaws*
2.3	Certificate of Designation of Series A Preferred Stock*
3.1	Form of Stock Certificate***
4.1	Form of Subscription Agreement**
11(a)	Consent of D. Brooks and Associates CPA's, P.A.*
11(b)	Consent of Lucosky Brookman LLP**
12	Opinion of Lucosky Brookman LLP***

*    Filed herewith

**   Included with the legal opinion provided pursuant to Item (12)

*** To be filed by amendment

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey, on this 23rd day of September, 2016.

DATCHAT, INC.

By:	/s/ Darin Myman
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darin Myman	Chief Executive Officer, Chief Financial Officer, and Director	September 23, 2016
(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

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